Exhibit 99.1

BBSI Reports Second Quarter 2019 Financial Results

- Net Income up 24% to $13.9 Million, or $1.81 per Diluted Share -

- Authorizes $50 Million Share Repurchase Program and Raises Quarterly Cash Dividend by 20% to $0.30 per Share -

VANCOUVER, Washington, August 6, 2019 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Financial Summary vs. Year-Ago Quarter

•	Gross billings up 6% to $1.46 billion.

•	Net revenues down slightly to $231.0 million versus $231.6 million.

•	Net income improved 24% to $13.9 million, or $1.81 per diluted share, compared to $11.2 million, or $1.46 per diluted share.

“We reported strong results in the quarter, adding 419 new PEO clients while reaching new milestones as we execute to our plan,” said president and CEO, Mike Elich. “I continue to be pleased with our ongoing progress as an organization and the value we are bringing to a growing number of small businesses each day.”

BBSI CFO, Gary Kramer commented: “We continue to see the results from various structural moves we have been working on over the past several years, which gives us confidence in a strong long-term financial outlook. This confidence led us to implement a share buyback and raise our dividend, underscoring our commitment to driving shareholder value.”

Second Quarter 2019 Financial Results

Net revenues in the second quarter of 2019 decreased slightly to $231.0 million compared to $231.6 million in the second quarter of 2018.

Total gross billings in the second quarter increased 6% to $1.46 billion compared to $1.38 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s PEO client count and same-customer sales growth, which was partially offset by a decrease in staffing revenue.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 4.2% in the second quarter and benefited from lower frictional costs and a favorable one-time adjustment of prior accident year liability of $3.0 million. This compares to 4.8% in the second quarter of 2018.

Net income for the second quarter of 2019 improved 24% to $13.9 million, or $1.81 per diluted share, compared to net income of $11.2 million, or $1.46 per diluted share, in the year-ago quarter.

Net income in the second quarter of 2019 reflected an increase in the effective tax rate to 22%, up from the previous estimate of 18%.

Capital Allocation

On August 5th, BBSI’s board of directors authorized a $50 million share repurchase program over a three-year period beginning August 15, 2019.

The board also authorized a 20% increase in BBSI’s quarterly cash dividend to $0.30 per share. The cash dividend will be paid on September 6, 2019 to all stockholders of record as of August 23, 2019. BBSI has paid a dividend since 2006 without interruption and this is the 8th dividend increase.

Outlook

For the full year 2019, BBSI continues to expect diluted earnings per share of $5.40. This assumes an increase in the effective tax rate to approximately 22% from 18% prior. In addition, the Company now expects the range for workers’ compensation expense as a percentage of gross billings to be 4.4% to 4.6% from 4.6% to 4.8% prior.

BBSI also continues to expect gross billings to increase approximately 8% for the next rolling 12-month period.

Conference Call

BBSI will conduct a conference call on Wednesday, August 7, 2019, at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the second quarter ended June 30, 2019.

BBSI’s President and CEO Michael Elich and CFO Gary Kramer will host the conference call, followed by a question and answer period.

Date: Wednesday, August 7, 2019
Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13692801

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through September 7, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13692801

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billing amounts and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billing and wage information for the three and six months ended June 30, 2019 and 2018.

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Gross billings	$1,463,962	$1,379,483	$2,824,206	$2,699,327
PEO and staffing wages	$1,246,576	$1,165,860	$2,402,947	$2,280,567

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be an integral part of our workers’ compensation program because they encourage client companies to maintain safe work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program.

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Workers' compensation	$53,174	$58,854	$107,403	$115,976
Safety incentive costs	7,833	8,039	14,536	15,604
Non-GAAP gross workers' compensation	$61,007	$66,893	$121,939	$131,580

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
PEO and staffing wages	85.2%	84.5%	85.1%	84.5%
Payroll taxes and benefits	6.9%	7.1%	7.7%	8.2%
Non-GAAP gross workers' compensation	4.2%	4.8%	4.3%	4.9%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 6,400 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding gross billings growth, future effective tax rates, and earnings per share, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, the effect of governmental investigations, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2018 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in thousands)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$23,693	$35,371
Trade accounts receivable, net	163,228	151,597
Prepaid expenses and other	15,720	13,880
Investments	77,271	416
Restricted cash and investments	108,275	120,409
Total current assets	388,187	321,673
Investments	-	1,687
Property, equipment and software, net	27,999	24,812
Operating lease right-of-use assets	25,005	—
Restricted cash and investments	335,966	348,165
Goodwill	47,820	47,820
Other assets	3,329	3,474
Deferred income taxes	5,897	8,458
	$834,203	$756,089
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	4,824	4,336
Accrued payroll, payroll taxes and related benefits	181,966	158,683
Income taxes payable	2,670	4,403
Current operating lease liabilities	6,381	—
Other accrued liabilities	15,908	20,566
Workers' compensation claims liabilities	108,289	109,319
Safety incentives liability	27,316	29,210
Total current liabilities	347,575	326,738
Long-term workers' compensation claims liabilities	322,447	304,078
Long-term debt	3,840	3,951
Long-term operating lease liabilities	19,101	—
Customer deposits and other long-term liabilities	3,773	2,285
Stockholders' equity	137,467	119,037
	$834,203	$756,089

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Professional employer service fees	$203,157	$197,277	$393,684	$386,239
Staffing services	27,825	34,326	55,513	69,340
Total revenues	230,982	231,603	449,197	455,579
Cost of revenues:
Direct payroll costs	20,992	26,020	41,834	52,423
Payroll taxes and benefits	101,697	98,249	216,494	222,437
Workers' compensation	53,174	58,854	107,403	115,976
Total cost of revenues	175,863	183,123	365,731	390,836
Gross margin	55,119	48,480	83,466	64,743
Selling, general and administrative expenses	39,005	35,614	72,165	65,043
Depreciation and amortization	970	1,274	1,939	2,278
Income (loss) from operations	15,144	11,592	9,362	(2,578)
Other income, net	2,851	2,121	5,458	4,114
Income before income taxes	17,995	13,713	14,820	1,536
Provision for (benefit from) income taxes	4,088	2,473	3,213	(581)
Net income	$13,907	$11,240	$11,607	$2,117
Basic income per common share	$1.88	$1.54	$1.57	$0.29
Weighted average basic common shares outstanding	7,410	7,310	7,408	7,307
Diluted income per common share	$1.81	$1.46	$1.51	$0.28
Weighted average diluted common shares outstanding	7,692	7,675	7,674	7,658

Investor Relations:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com